United Security Bancshares Elects to Defer
Interest Payments on Subordinated Debentures

Fresno, California, September 25, 2009 – United Security Bancshares (NASDAQ: UBFO) (the “Company”) announced that the Board of Directors (the “Board”) has elected to defer interest payments on the Company’s $15.0 million of junior subordinated debentures relating to its trust preferred securities beginning with the next interest payment date of October 1, 2009.

The terms of the debentures and trust indentures allow for the Company to defer interest payments for up to 20 consecutive quarters without default or penalty. During the period that the interest deferrals are elected, the Company will continue to record interest expense associated with the debentures. Upon the expiration of the deferral period, all accrued and unpaid interest will be due and payable. During the deferral period, the Company is precluded from paying cash dividends to shareholders or repurchasing its stock.

The election to defer interest payments on the junior subordinated debentures will allow the Company to maintain a stronger cash and liquidity position. “The decision to defer interest payments is one that we took quite seriously, and was made after careful consideration of the challenges current market conditions pose for the Company,” said Dennis R. Woods, President and Chief Executive Officer.

Woods added, “Although the Company's capital level, regulatory capital ratios and core earnings remain strong, we believe our actions in this challenging economic environment are in the best long-term interest of our shareholders and customers."

At June 30, 2009, all of the Company's capital ratios were above the "well capitalized" minimums under regulatory guidelines, with total risk-based capital ratio at 13.0% and the Tier 1 leverage ratio at 11.2%.

United Security Bancshares (http://www.unitedsecuritybank.com) is a $730+ million bank holding company. United Security Bank, its principal subsidiary is a state chartered bank and member of the Federal Reserve Bank of San Francisco.